UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2008
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2746201 (I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On February 5, 2008, David Krall was appointed to the Board of Directors of Progress Software Corporation, effective immediately. It has not yet been determined on which, if any, standing committees of the Board of Directors Mr. Krall will serve.
     Mr. Krall has over 20 years of experience in the software industry, including most recently serving as President, CEO, and member of the Board of Directors of Avid Technology, Inc. from 2000 to 2007. Prior to that, Mr. Krall was Chief Operating Officer of Digidesign, the audio division of Avid. He is currently an advisor to high tech companies, based in the Silicon Valley, and a private investor. Mr. Krall holds a Masters of Business degree, with distinction, from Harvard University, and BS and SM degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.
     Subject to the approval of the Compensation Committee and in connection with his appointment to the Board, it is expected that Mr. Krall will be granted an option to purchase 25,000 shares of our common stock (or a comparable award) under our Director Compensation Program.
     There are no family relationships between Mr. Krall and any of our directors or executive officers. There is no arrangement or understanding between Mr. Krall and any other person pursuant to which he was selected as a director, nor are we aware, after inquiry of Mr. Krall, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.
Item 7.01 Regulation FD Disclosure
     On February 11, 2008, we issued a press release announcing Mr. Krall’s appointment, a copy of which is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
99.1	Press Release dated February 11, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2008	Progress Software Corporation
	By:	/s/ Norman R. Robertson
Norman R. Robertson
Senior Vice President, Finance and Administration and Chief Financial Officer